Exhibit A

Directors and Executive Officers of Green Plains Inc.

Name	Principal Occupation	Citizenship	Common Units Beneficially Owned	Percentage of Class Owned
Wayne Hoovestol	Chairman of the Board of Directors	United States	66,376	0.3%
Jim Anderson	Chief Executive Officer, Moly-Cop	United States	5,000	*
Farha Aslam	Managing Partner, Crescent House Capital	United States	–	–
Ejnar Knudsen	Founder and Chief Executive Officer, AGR Partners	United States	–	–
Brian Peterson	President and Chief Executive Officer, Whiskey Creek Enterprises	United States	6,600	*
Martin Salinas Jr.	Former Chief Financial Officer Energy Transfer Partners, LP	United States	28,209	0.1%
Alain Treuer	Co-Founder, VBV LLC	Switzerland	–	–
Kimberly Wagner	Founder, TBGD Partners	United States	–	–
Todd Becker	President and Chief Executive Officer and Director	United States	2,856	*
James Stark	Chief Financial Officer	United States	–	–
James Herbert II	Chief Human Resources Officer	United States	–	–
Grant Kadavy	EVP Commercial Operations	United States	–	–
Paul Kolomaya	Chief Accounting Officer	United States	1,500	*
Michelle Mapes	Chief Legal and Administration Officer and Corporate Secretary	United States	14,242	*
Chris Osowski	EVP Operations and Technology	United States	–	–
G. Patrich Simpkins Jr.	Chief Transformation Officer	United States	5,000	*
Leslie van der Meulen	EVP Product Marketing and Innovation	United States	–	–

* Less than 0.1%